Exhibit 5.1

Santiago (Chile), April 30, 2021

Sociedad Química y Minera de Chile S.A.,

El Trovador 4285, 6th Floor

Las Condes,

Santiago, Chile

Ladies and Gentlemen,

We have acted as special Chilean counsel for Sociedad Química y Minera de Chile S.A., an open stock corporation (sociedad anónima abierta), organized and existing under the laws of the Republic of Chile (the “Company”), in connection with the issuance and sale of 22,441,932 shares of the Company’s Series B common shares (the “Series B Common Shares”) in a public offering pursuant to a Dealer Manager, Placement Facilitation and Underwriting Agreement, dated as of March 26, 2021, among the Company and the dealer managers, placement agents and underwriters named therein (the “DMPFU Agreement”), as supplemented by the Placement Facilitation Agreement Supplement, dated as of April 28, 2021 (the “PF Supplement”), and the Company’s automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for issuance and sale by the Company of (i) Series B Common Shares, (ii) American Depositary Shares representing Series B Common Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Amended and Restated Deposit Agreement dated as of April 15, 2013 (the “Deposit Agreement”), by and among the Company, The Bank of New York Mellon, as depositary, and the holders and Owners (as defined therein) from time to time of ADSs, (iii) rights to subscribe for Series B Common Shares (or ADSs representing Series B Common Shares) (“Subscription Rights” and together with Series B Common Shares and ADSs, the “Securities”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements and certificates and other instruments, and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter.

In connection with the opinions expressed below, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, we advise you that, in our opinion:

(1) The Company is a open stock corporation (sociedad anónima abierta) duly organized and validly existing under the laws of the Republic of Chile.

(2) In connection with the issuance, offer and sale of the Series B Common Shares, when the Series B Common Shares are sold and delivered to, and fully paid for by, the purchasers in accordance with the terms of the DMPFU Agreement and registered in the name of the purchaser in the Company’s shareholders’ registry, then the Series B Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

(3) In connection with the issuance, offer and sale of the rights to subscribe for Series B Common Shares, prior to their expiration, the Subscription Rights were duly authorized, validly issued and non-assessable.

We are lawyers admitted to practice in the Republic of Chile and the foregoing opinion is limited to the laws of the Republic of Chile as in effect on the date hereof.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Series B Common Shares and Subscription Rights. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed by the Company and its incorporation by reference into the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement dated March 26, 2021. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

José Luis Ambrosy

/s/ Claro & Cia.